Exhibit 99.1

Contact:	Press: Carter Holland, Avid Technology, Inc., 978-640-3172, carter_holland@avid.com
Investors: Dean Ridlon, Avid Technology, Inc., 978-640-5309, dean_ridlon@avid.com

Avid Announces Departure of CEO David Krall

Tewksbury, Mass. – July 16, 2007 – The board of directors of Avid Technology, Inc. (NASDAQ: AVID) today announced that David Krall will step down from his positions as President, Chief Executive Officer, and board member of the company, at the end of July. Nancy Hawthorne, current board member and former chairman, will serve as the company’s interim CEO as the board begins an immediate search for a new CEO. Krall will be available as a consultant to the company during the transition period.

“Avid Technology has experienced tremendous growth in recent years, through new technology introductions and strategic acquisitions that have broadened the company’s product portfolio and bolstered its position in adjacent digital content creation markets,” said Krall, who has served as president, CEO, and board member for the past seven years. “With Avid’s twenty-year track record helping customers to create and distribute the world’s most compelling media – and numerous opportunities to expand across an increasingly diverse marketplace, the time is right for new leadership at the helm. I’m proud to have played a role in helping Avid become a leading technology and services provider that truly powers the world of digital media and entertainment – and would like to thank every Avid employee, customer, shareholder, and business partner for the contributions they’ve made to the company’s success.”

Commenting on behalf of the board of directors, current chairman Pamela Lenehan, said, “David has been instrumental in transforming Avid Technology’s business – and keeping it at the forefront of the digital media revolution. He has helped direct the company’s efforts to revitalize its postproduction business; secure a leadership position in broadcast news production; grow its audio business through market expansion and product development; and enter the consumer video and audio markets through acquisition. His dedication and loyalty to Avid have been unwavering – and we thank him for establishing a rich foundation upon which the company can build an even brighter future.”

Hawthorne, who currently serves as CEO of the financial advisory and investment firm, Clerestory LLC, has been a member of the Avid board of directors since 1997 and has worked closely with Krall and the

Avid senior management team as the company has diversified its business and more than doubled revenues in the last five years. “Nancy’s knowledge of Avid’s day-to-day business – plus her strong financial background and broad expertise with large companies – will serve the company well during this important leadership transition,” said Lenehan. “We’re fortunate to have Nancy engage in this role as we begin our search for a new CEO.”

Previously, Hawthorne was the chief financial officer of Continental Cablevision, Inc. from 1992 to 1996, where she was responsible for treasury, mergers and acquisitions, investor relations, accounting functions, and oversaw the company's financial strategy and capital markets activities. Following Continental Cablevision’s merger with US West Inc., she became an executive vice president of the merged company, MediaOne.

Avid, which reaffirmed its Q2 guidance of $220M to $230M in revenue and non-GAAP EPS of $0.15 to $0.20, plans to release its financial results for the second quarter ended June 30, 2007 on Thursday, July 26, 2007.

About Avid Technology, Inc.

Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company’s Oscar®, Grammy®, and Emmy® award-winning products and services, please visit: www.avid.com.

© 2007 Avid Technology, Inc. All rights reserved. Avid, Digidesign, Film Composer and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid® Film Composer® system for motion picture editing. Digidesign, Avid’s audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools® digital audio workstation. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.